Exhibit 99.1

ROYALE ANNOUNCES OPERATIONS UPDATE ON THE PERMIAN BASIN JOINT DEVELOPMENT AGREEMENT

Royale Announces an initial rate of 1,347 BOPD and 1,649 MCFD

October 4, 2023 -- San Diego, California – Royale Energy, Inc. (OTCQB: ROYL) is pleased to announce new progress on its Joint Development Agreement (JDA) with Ares Energy LTD, located in the Permian Basin, Texas. This project is a horizontal resource play in the Mississippian interval. Royale and its investors have a 5% Working Interest in the first 2 wells drilled and 7% Working Interest in the third and fourth wells drilled on the 6,900 net acres project located in Ector County, Texas.

OPERATIONS

To date there have been four wells drilled on this acreage. The first well that was completed in March 2023 demonstrated an initial production rate of 818 BOPD & 1,100 MCFD with expected reserves exceeding 1,400,000 barrels of oil equivalent.

The second well was completed in August 2023, and has demonstrated an initial rate of 1,347 BOPD & 1,649 MCFD with expected reserves exceeding 1,500,000 barrels of oil equivalent.

The third and fourth wells have been drilled and are currently being completed with production expected to begin in early October 2023.

As used in this press release, “BOPD” means barrels of oil per day, “MCFD” means thousand cubic feet per day.

FORECAST

We anticipate drilling one more well in 2023 and 3 to 6 more wells in 2024 on this project.

ABOUT ROYALE ENERGY, INC.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company based in San Diego, California, focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles Basin and Texas’s Permian Basin.

FORWARD-LOOKING STATEMENT

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy Inc

Mark Larson – Public Relations & Media

619-383-6600 marklarsonmedia@gmail.com